Exhibit 4.2

AMENDED AND RESTATED
STATEMENT OF DESIGNATIONS

OF

OceanPal Inc.
Reg. No. 108815

REPUBLIC OF THE MARSHALL ISLANDS

REGISTRAR OF CORPORATIONS

DUPLICATE COPY

The original of this Document was

FILED ON

September 6, 2024

Mariam Drame
Deputy Registrar

NON-RESIDENT

SECOND AMENDED AND RESTATED
STATEMENT OF DESIGNATION OF THE RIGHTS, PREFERENCES AND PRIVILEGES
OF
THE 7.0% SERIES D CUMULATIVE CONVERTIBLE PERPETUAL PREFERRED STOCK
OF
OCEANPAL INC.
OCEANPAL INC., a Company organized and existing under the Business Corporations Act (the “BCA”) of the Republic of the Marshall Islands (the “Company”), in accordance with the provisions of Section 35 thereof and the Company’s Amended and Restated Articles of Incorporation, does hereby certify:

1. The Board of Directors of the Company (the “Board”) previously adopted a resolution creating a series of preferred stock of the Company designated as “7.0% Series D Cumulative Convertible Perpetual Preferred Shares”.
2. Pursuant to resolutions adopted by the unanimous written consent of the Board on July 12, 2024, the Statement of Designation of the Rights, Preferences and Privileges for the Series D Preferred Shares, dated September 19, 2022, as amended and restated on January 31, 2023 (the “Statement of Designation”), is hereby amended and restated as follows:
Section 1. Designation. The distinctive designation of such series of Preferred Stock is “7.0% Series D Cumulative Convertible Perpetual Preferred Stock” (“Series D Preferred Shares”), par value $0.01 per share. Each Series D Preferred Share shall be identical in all respects to every other Series D Preferred Share, except as to the respective dates from which dividends may begin accruing, to the extent such dates may differ. The Series D Preferred Shares represents perpetual equity interests in the Company and shall not give rise to a claim for payment of a principal amount at a particular date.
Section 2. Shares.
(a)
Number. The authorized number of Series D Preferred Shares shall be 47,599, which number the Board of Directors of the Company may, from time to time, increase or decrease (but not below the number then-outstanding). Series D Preferred Shares that are repurchased or otherwise acquired by the Company shall be cancelled and shall revert to authorized but unissued Preferred Stock, undesignated as to series.

Section 3. Dividends.
(a)
Dividends. Dividends on each Series D Preferred Share shall be cumulative and shall accrue at the Dividend Rate from the Original Issue Date (or, for any subsequently issued and newly outstanding stock, from the Dividend Payment Date immediately preceding the issuance date of such stock) until such time as the Company pays the dividend or redeems the stock in full in accordance with Section 6 below, whether or not such dividends shall have been declared,

1

and whether or not there are profits, surplus, or other funds legally available for the payment of dividends. Holders of Series D Preferred Shares shall be entitled to receive dividends from time to time out of any assets of the Company legally available for the payment of dividends at the Dividend Rate per share, when, as, and if declared by the Board of Directors. Dividends, to the extent declared to be paid by the Company in accordance with this Statement of Designation, shall be paid quarterly on each Dividend Payment Date. Dividends shall accumulate in each Dividend Period from and including the preceding Dividend Payment Date or the initial issue date, as the case may be, to but excluding the applicable next Dividend Payment Date for such Dividend Period.  If any Dividend Payment Date otherwise would fall on a day that is not a Business Day, declared dividends shall be paid on the immediately succeeding Business Day without the accumulation of additional dividends. Dividends on the Series D Preferred Shares shall be payable based on a 360-day year consisting of twelve 30-day months. The Dividend Rate is not subject to adjustment.
Holders of Series D Preferred Shares shall receive preferential cumulative quarterly dividends payable in cash or, at the election of the Company, in PIK Shares, on each Dividend Payment Date, commencing on the first Dividend Payment Date after the first issuance of a Series D Preferred Share, in either a cash amount per share equal to the product of the Liquidation Preference and the Dividend Rate (the “Dividend Amount”) or, at the election of the Company, in an amount of PIK Shares for each outstanding Series D Preferred Share equal to the Dividend Amount divided by the Original Issue Price (the “PIK Share Amount”). The Series A Preferred Stock and the Series B Preferred Stock shall be junior to the Series D Preferred Shares with respect to all dividends.
(b)
Payment and Priorities of Dividends. Not later than 5:00 p.m., New York City time, on each Dividend Payment Date, the Company shall pay those dividends, if any, on the Series D Preferred Shares that shall have been declared by the Board of Directors to the Holders of record of such shares as such Holders’ names appear on the stock transfer books of the Company maintained by the Registrar and Transfer Agent on the applicable record date (the “Record Date”), being the Business Day immediately preceding the applicable Dividend Payment Date, except that in the case of payments of dividends in arrears, the Record Date with respect to a Dividend Payment Date shall be such date as may be designated by the Board of Directors in accordance with the Company’s Bylaws and this Statement of Designation. No dividend shall be declared or paid or set apart for payment on any Junior Stock (other than a dividend payable solely in shares of Junior Stock) unless full cumulative dividends have been or contemporaneously are being paid or provided for on all outstanding Series D Preferred Shares and any Parity Stock for all prior and the then-ending Dividend Periods.

In the event that full cumulative dividends on the Series D Preferred Shares and any Parity Stock shall not have been paid or declared and set apart for payment, the Company shall not be permitted to repurchase, redeem or otherwise acquire, in whole or in part, any Series D Preferred Shares or Parity Stock except pursuant to a purchase or exchange offer made on the same terms to all holders of Series D Preferred Shares and any Parity Stock. The Company shall not be permitted to redeem, repurchase or otherwise acquire any Common Stock or any other Junior Stock unless full cumulative dividends on the Series D Preferred Shares and any Parity Stock for all prior and the then-ending Dividend Periods shall have been paid or declared and set apart for payment.
Accumulated dividends in arrears for any past Dividend Period may be declared by the Board of Directors and paid on any date fixed by the Board of Directors, whether or not a Dividend Payment Date, to Holders of the Series D Preferred Shares on the record date for such payment, which may not be more than 60 days, nor less than 5 days, before such payment date. Subject to the next succeeding sentence, if all accumulated dividends in arrears on all outstanding Series D Preferred Shares and any Parity Stock shall not have been declared and paid, or if sufficient funds for the payment thereof shall not have been set apart, payment of accumulated dividends in arrears on the Series D Preferred Shares and any such Parity Stock shall be made in order of their respective Dividend Payment Dates, commencing with the earliest. If less than all dividends payable with respect to all Series D Preferred Shares and any Parity Stock are paid, any partial payment shall be made pro rata with respect to the Series D Preferred Shares and any Parity Stock entitled to a dividend payment at such time in proportion to the aggregate dividend amounts remaining due in respect of such shares at such time. Holders of the Series D Preferred Shares shall not be entitled to any dividend, whether payable in cash, property or stock, in excess of full cumulative dividends. No interest or sum of money in lieu of interest shall be payable in respect of any dividend payment which may be in arrears on the Series D Preferred Shares.  Dividends shall be paid by check mailed to the registered address of the Holder, unless, in any particular case, the Company elects to pay by wire transfer.
Section 4. Liquidation Rights.
(a)
Liquidation Event. Upon the occurrence of any Liquidation Event, Holders of Series D Preferred Shares shall be entitled to receive out of the assets of the Company or proceeds thereof legally available for distribution to stockholders of the Company, (i) after satisfaction of all liabilities, if any, to creditors of the Company, (ii) after all applicable distributions of such assets or proceeds being made to or set aside for the holders of any Senior Stock then outstanding in respect of such Liquidation Event, (iii) concurrently with any applicable distributions of such assets or proceeds being made to or set aside for holders of any Parity Stock then outstanding in respect of such Liquidation Event and (iv) before any distribution of such assets or proceeds is made to or set aside for the holders of Common Stock and any other classes or series of Junior Stock as to such distribution, a liquidating distribution or payment in full redemption of such Series D Preferred Shares in an amount initially equal to $1,000.00 per share in cash, plus an amount equal to accumulated and unpaid dividends thereon to the date fixed for payment of such amount (whether or not declared) (the “Liquidation Preference”). For purposes of clarity, upon the occurrence of any Liquidation Event, (x) the holders of then outstanding Senior Stock shall be entitled to receive the applicable liquidation preference on such Senior Stock before any distribution shall be made to the Holders of the Series D Preferred Shares or any Parity Stock and (y) the Holders of outstanding Series D Preferred Shares shall be entitled to the Liquidation Preference per share in cash concurrently with any distribution made to the holders of Parity Stock and before any distribution shall be made to the holders of Common Stock or any other Junior Stock. Holders of Series D Preferred Shares shall not be entitled to any other amounts from the Company, in their capacity as Holders of such stock, after they have received the Liquidation Preference. The payment of the Liquidation Preference shall be a payment in redemption of the Series D Preferred Shares such that, from and after payment of the full Liquidation Preference, any such Series D Preferred Shares shall thereafter be cancelled and no longer be outstanding.
(b)
Partial Payment. In the event that the distribution or payment described in Section 4(a) above where the Company’s assets available for distribution to holders of the outstanding Series D Preferred Shares and any Parity Stock are insufficient to permit payment of all required amounts, the Company’s then remaining assets or proceeds thereof legally available for distribution to stockholders of the Company shall be distributed among the Series D Preferred Shares and any Parity Stock, as applicable, ratably on the basis of their relative aggregate liquidation preferences. To the extent that the Holders of Series D Preferred Shares receive a partial payment of their Liquidation Preference, such partial payment shall reduce the Liquidation Preference of their Series D Preferred Shares, but only to the extent of such amount paid.

(c)
Residual Distributions. After payment of all required amounts to the Holders of the outstanding Series D Preferred Shares and any Parity Stock, the Company’s remaining assets and funds shall be distributed among the holders of the Common Stock and any other Junior Stock then outstanding according to their respective rights.

Section 5. Voting Rights.
(a)	General. The Series D Preferred Shares shall have no voting rights except as set forth in this Section 5 or as otherwise provided by Marshall Islands law.
(b)	Other Voting Rights
(1)
Unless the Company shall have received the affirmative vote or consents of the Holders of at least two-thirds of the outstanding Series D Preferred Shares, voting as a single class, the Company may not adopt any amendment to the Articles of Incorporation that adversely alters the preferences, powers or rights of the Series D Preferred Shares.

(2)
Unless the Company shall have received the affirmative vote or consent of the Holders of at least two-thirds of the outstanding Series D Preferred Shares, voting as a class together with holders of any other Parity Stock upon which like voting rights have been conferred and are exercisable, the Company may not (x) issue any Parity Stock if the cumulative dividends payable on outstanding Series D Preferred Shares are in arrears or (y) create or issue any Senior Stock.

(c)
Voting Power. For any matter described in this Section 5 in which the Holders of the Series D Preferred Shares are entitled to vote as a class, such Holders shall be entitled to one vote in respect of each $1,000.00 in liquidation preference held by them. Any Series D Preferred Shares held by the Company or any of its subsidiaries or Affiliates shall not be entitled to vote.

(d)
No Vote or Consent in Other Cases. No vote or consent of Holders of Series D Preferred Shares shall be required for (i) the creation or incurrence of any indebtedness, (ii) the authorization or issuance of any Common Stock or other Junior Stock or (iii) except as expressly provided in paragraph (b)(2) above, the authorization or issuance of any Preferred Stock of the Company.

Section 6. Rank. The Series D Preferred Shares shall be deemed to rank with respect to dividend distributions and distributions upon a Liquidation Event:
(a)
Seniority. Senior to (i) all classes of Common Stock, (ii) any Series A Participating Preferred Stock and any Series B Preferred Stock and (iii) any other class or series of capital stock established after the Original Issue Date, the terms of which expressly provide that it is made junior to the Series D Preferred Shares or any Parity Stock as to the payment of dividends and amounts payable upon any Liquidation Event (collectively referred to with the Company’s Common Stock as “Junior Stock”);

(b)
Parity. Equal with (i) the Series C Preferred Stock, and (ii) any class or series of capital stock established after the Original Issue Date, the terms of which are not expressly subordinated or senior to the Series D Preferred Shares as to the payment of dividends and amounts payable upon any Liquidation Event (referred to as “Parity Stock”); and

(c)
Junior. Junior to any class or series of capital stock established after the Original Issue Date, the terms of which expressly provide that it ranks senior to the Series D Preferred Shares as to the payment of dividends and amounts payable upon any Liquidation Event (referred to as “Senior Stock”), and to all of our indebtedness and other liabilities, including trade payables.

The Company may issue additional Common Stock, additional Series D Preferred Shares and Junior Stock and, subject to Section 5(b)(2) of this Statement of Designation, Parity Stock or Senior Stock from time to time in one or more series without the consent of the holders of the Series D Preferred Shares. The Board of Directors has the authority to determine the preferences, powers, qualifications, limitations, restrictions and special or relative rights or privileges, if any, of any such series before the issuance of any shares of such series. The Board of Directors shall also determine the number of shares constituting each series of securities.
Section 7. Definitions. As used herein with respect to the Series D Preferred Shares:
“Affiliate” means, in regard to a specified Person, a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified. As used in this definition, “control” (including the terms controlling, controlled by and under common control with) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.
“Articles of Incorporation” means the amended and restated articles of incorporation of the Company, as they may be amended from time to time in a manner consistent with this Statement of Designation, and shall include this Statement of Designation
“BCA” has the meaning set forth in the introductory paragraph of this Statement of Designation
“Board of Directors” means the board of directors of the Company or, to the extent permitted by the Articles of Incorporation and the BCA, any authorized committee thereof.
“Business Day” means any day that is not a Saturday or Sunday or a day on which banks in New York City are authorized or required by law to close.
“Bylaws” means the bylaws of the Company, as they may be amended from time to time.
“Common Stock” means the common stock of the Company, par value $0.01 per share, and any other outstanding class of common stock of the Company.
“Conversion Price” means the 10-Trading Day trailing VWAP of the Common Stock, subject to adjustment as contemplated in Section 10(b) hereof.
“Company” has the meaning set forth in the introductory paragraph of this Statement of Designation.
“Dividend Payment Date” means each January 15, April 15, July 15 and October 15 of each year, commencing October 15, 2022.
“Dividend Period” means a period of time commencing on and including a Dividend Payment Date (other than the initial Dividend Period, which shall commence on and include the Original Issue Date) and ending on and including the calendar day preceding the next Dividend Payment Date.
“Dividend Rate” means a rate equal to 7.0% per annum of the Liquidation Preference per Series D Preferred Share.
“Effective Price” of shares of Common Stock shall mean the quotient determined by dividing the total number of shares of Common Stock issued or sold, or deemed to have been issued or sold by the Company under Section 10(b)(iii) hereof, into the Aggregate Consideration received, or deemed to have been received by the Company for such issue under Section 10(b)(iii) hereof, for such shares of Common Stock. In the event that the number of shares of Common Stock or the Effective Price cannot be ascertained at the time of issuance, such shares of Common Stock shall be deemed issued immediately upon the occurrence of the first event that makes such number of shares or the Effective Price, as applicable, ascertainable.

“Excluded Shares” means any shares of Common Stock issued or issuable by the Company: (A) to directors, officers, employees and consultants under any stock incentive plan or similar plan or arrangement approved by the Board of Directors; (B) in respect of a conversion of the Series D Preferred Shares in accordance herewith; (C) pursuant to a stock split, stock dividend, reorganization or recapitalization applicable to all of the shares of Common Stock of the Company; or (D) pursuant to a transaction that the Initial Holder agrees shall be deemed to be an issuance of Excluded Shares.
“Fair Market Value” means the 30-Trading Day trailing VWAP of the Common Stock (as adjusted to take into account any offering expenses, such as underwriting discounts and expenses (but not including discounts to the VWAP), that are customary for the type of offering being conducted by the Company)
“Fundamental Change” means the occurrence of a liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary, or a sale of all or substantially all of the assets, property or business of the Company individually or in a series of transactions, or a change of control of the Company.
“Holder” means the Person in whose name the Series D Preferred Shares is registered on the stock register of the Company maintained by the Registrar and Transfer Agent.
“Initial Holder” means Diana Shipping Inc. and/or its Affiliates.
“Junior Stock” has the meaning set forth in Section 6(a) of this Statement of Designation.
“Liquidation Event” means the occurrence of a liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary, or a sale of all or substantially all of the assets, property or business of the Company individually or in a series of transactions, or a change of control of the Company. A consolidation or merger of the Company with or into any other Person, individually or in a series of transactions, shall not be deemed a Liquidation Event.
“Liquidation Preference” has the meaning set forth in Section 4(a) of this Statement of Designation.
“Officer’s Certificate” means a certificate signed by the Company’s Chief Executive Officer or the Chief Financial Officer or another duly authorized officer.
“Original Issue Date” means the first date on which the first Series D Preferred Share is issued and outstanding.
“Original Issue Price” means $1,000.00 per share for each Series D Preferred Share (as adjusted for any stock dividends, stock splits, combinations, recapitalizations, reclassifications or other similar events with respect to the Series D Preferred Shares).
“Parity Stock” has the meaning set forth in Section 6(b) of this Statement of Designation.

“Paying Agent” means Computershare Inc., acting in its capacity as paying agent for the Series D Preferred Shares, and its respective successors and assigns or any other payment agent appointed by the Company.
“Person” means a legal person, including any individual, Company, estate, partnership, joint venture, association, joint-stock company, limited liability company, trust or entity.
“PIK Share Amount” has the meaning set forth in Section 3(a) of this Statement of Designation.
“PIK Shares” shall mean Series D Preferred Shares issued to Holders in lieu of cash dividends in accordance with this Statement of Designation.
“Preferred Stock” means any of the Company’s capital stock, however designated, which entitles the holder thereof to a preference with respect to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of the Company’s affairs, over shares of the Common Stock.
“Record Date” has the meaning set forth in Section 3(b) of this Statement of Designation.
“Registrar” means Computershare Inc., acting in its capacity as registrar for the Series D Preferred Shares, and its successors and assigns or any other registrar appointed by the Company
“Preferred Shares” means any of the Company’s preferred stock, par value $0.01 per share, however designated, which entitles the holder thereof to one or more preferences over shares of the Company’s Common Stock.
“Senior Stock” has the meaning set forth in Section 7(c) of this Statement of Designation
“Series A Participating Preferred Stock” means the Company’s Series A Participating Preferred Stock as provided for in the Company’s Stockholders Rights Agreement.
“Series D Preferred Shares” has the meaning set forth in Section 1 of this Statement of Designation.
“Statement of Designation” means this Statement of Designation relating to the Series D Preferred Shares, as it may be amended from time to time in a manner consistent with this Statement of Designation, the Articles of Incorporation and the BCA
“Trading Day” means any day on which the Common Stock is traded on the principal securities exchange or securities market on which the Common Stock is then traded; provided that “Trading Day” shall not include any day on which the Common Stock is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Stock is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York time)

“Transfer Agent” means Computershare Inc., acting in its capacity as transfer agent for the Series D Preferred Shares, and its respective successors and assigns or any other transfer agent appointed by the Company.
“VWAP” means volume-weighted average price of the Common Stock.
For all purposes relevant to this Statement of Designation: the terms defined in the singular have a comparable meaning when used in the plural and vice versa; whenever the words “include,” “includes,” or “including” are used, they are deemed followed by the words “without limitation;” all references to number of shares, amounts per share, prices, and the like shall be subject to appropriate adjustment for stock splits, stock combinations, stock dividends and similar events; and, except as otherwise set forth in this Statement of Designation, if any event under this Statement of Designation occurs on a day that is not a Business Day, such event shall be deemed to occur on the first Business Day after such date.
Section 8. Fractional Shares. No Series D Preferred Shares may be issued in fractions of a share.
Section 9. No Mandatory Redemption or Sinking Fund. The Series D Preferred Shares shall not be subject to mandatory redemption and shall not have the benefit of any sinking fund.
Section 10. Conversion. The Series D Preferred Shares shall not be convertible into Common Stock or other of the Company’s securities and shall not have exchange rights or be entitled or subject to any preemptive or similar rights, except as provided in this Section 10.
(a) Optional Conversion. Each Holder of Series D Preferred Shares may elect to convert its Series D Preferred Shares, in whole or in part, into shares of Common Stock at any time at the Conversion Price then in effect; provided, however, that except in the case of a Fundamental Change, the Holder may not convert its Series D Preferred Shares into shares of Common Stock if, after giving effect to such attempted conversion, the Holder would beneficially own greater than 49.0% of the outstanding shares of Common Stock.
For purposes of this Section 10(a), “beneficial ownership” shall be determined in accordance with Section 13 of the Securities Exchange Act of 1934, as amended.
(b) Adjustment of Conversion Price as Result of Certain Corporate Actions. The Conversion Price in effect at any time shall be adjusted as follows:
(i) If the Company shall, at any time or from time to time, effect a subdivision or split of the outstanding Common Stock, the Conversion Price in effect immediately before such subdivision or split shall be proportionately decreased and, conversely, if the Company shall, at any time or from time to time, effect a combination of the outstanding Common Stock, the Conversion Price in effect immediately before such combination shall be proportionately increased. Any adjustment under this Section 10(b)(i) shall become effective at the close of business on the date of the applicable subdivision, split or combination.

(ii) In the event that the Company shall, at any time or from time to time, make or issue to all holders of shares of Common Stock, a dividend or other distribution payable in shares of Common Stock, then the Conversion Price in effect shall be decreased as of the time of such issuance in accordance with the following formula:

O
C1 = C x ----------------
O + N
where:
C1 =	The adjusted Conversion Price.
C =	The current Conversion Price.
O =	The number of shares of Common Stock outstanding immediately prior to the applicable issuance.
N =	The number of additional shares of Common Stock issued in payment of such dividend or distribution.

(iii) In the event that the Company shall, at any time or from time to time, offer shares of Common Stock (other than Excluded Shares) in a non-public offering (or in a public offering in which more than 50% of such public offering is subscribed to by Affiliates of the Company) in which the Common Stock is sold at a price less than Fair Market Value, then the Conversion Price shall be reduced (but not increased) to an amount determined by multiplying the Conversion Price by a fraction (x) the numerator of which shall be (A) the number of shares of Common Stock deemed outstanding (as determined in the following sentence) immediately prior to such issue or sale, plus (B) the number of shares of Common Stock which the Aggregate Consideration received or deemed received by the Company for the total number of additional shares of Common Stock so issued would purchase at such then-existing Conversion Price, and (y) the denominator of which shall be the number of shares of Common Stock deemed outstanding (as determined in the following sentence) immediately prior to such issue or sale plus the total number of additional shares of Common Stock so issued.  For the purposes of the preceding sentence, the number of shares of Common Stock deemed to be outstanding as of a given date shall be the sum of (I) the number of shares of Common Stock outstanding, (II) the number of shares of Common Stock into which the then-outstanding Series D Preferred Shares could be converted if fully converted on the day immediately preceding the given date, and (III) the number of shares of Common Stock which are issuable upon the exercise or conversion of all other rights, options and Convertible Securities outstanding on the day immediately preceding the given date. In addition, any issuance of additional Series D Preferred Shares shall not cause an adjustment of the Conversion Price under this Section 10(b)(iii).

An adjustment made pursuant to this Section 10(b)(iii) shall be made on the next Business Day following the date on which any such issuance or sale is made and shall be effective retroactively to the close of business on the date of such issuance or sale.
For the purpose of making any adjustment required under this Section 10(b)(iii), the aggregate consideration received by the Company for any issue or sale of securities (the “Aggregate Consideration”) shall be computed as: (A) to the extent it consists of cash, the gross amount of cash received by the Company before deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the Company in connection with such issue or sale and without deduction of any expenses payable by the Company, (B) to the extent it consists of property other than cash, the fair value of that property as determined in good faith by the Board of Directors; provided, however, that to the extent the Board of Directors determines the fair value of property other than cash is equal to or exceeds $1,000,000, then the Company shall have such property appraised by a qualified independent appraiser, whose valuation shall conclusively determine the value, and (C) if shares of Common Stock, Convertible Securities or rights or options to purchase either shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Company for a consideration which covers both, the portion of the consideration so received that may be reasonably determined in good faith by the Board of Directors to be allocable to such shares of Common Stock, Convertible Securities or rights or options.
For the purpose of the adjustment required under this Section 7(c)(iii), if the Company issues or sells (x) Preferred Shares or other stock, options, warrants, purchase rights or other securities convertible into, shares of Common Stock other than Excluded Shares (such convertible stock or securities being herein referred to as “Convertible Securities”) or (y) rights or options for the purchase of shares of Common Stock or Convertible Securities (other than Excluded Shares) and if the Effective Price of such shares of Common Stock is less than the Conversion Price, the Company shall be deemed to have issued at the time of the issuance of such rights or options or Convertible Securities the maximum number of shares of Common Stock issuable upon exercise or conversion thereof and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by the Company for the issuance of such rights or options or Convertible Securities plus: (A) in the case of such rights or options, the minimum amounts of consideration, if any, payable to the Company upon the exercise of such rights or options; and (B) in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Company upon the conversion thereof (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities); provided that if the minimum amounts of such consideration cannot be ascertained, but are a function of anti-dilution or similar protective clauses, the Company shall be deemed to have received the minimum amounts of consideration without reference to such clauses.

If the minimum amount of consideration payable to the Company upon the exercise or conversion of rights, options or Convertible Securities is reduced over time or on the occurrence or non-occurrence of specified events other than by reason of anti-dilution adjustments, the Effective Price shall be recalculated using the figure to which such minimum amount of consideration is reduced; provided further, that if the minimum amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities is subsequently increased, the Effective Price shall be again recalculated using the increased minimum amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities.
If any option or warrant expires or is cancelled without having been exercised, then, for the purposes of the adjustments set forth above, such option or warrant shall have been deemed not to have been issued and the Conversion Price shall be adjusted accordingly.  No holder of Common Stock which was previously issued upon conversion of Series D Preferred Shares shall have any obligation to redeem or cancel any such shares of Common Stock as a result of the operation of this paragraph.
(iv) Anything herein to the contrary notwithstanding, no adjustment will be made to the Conversion Price by reason of the issuance of Common Stock upon the conversion of Series D Preferred Shares or the exercise of any such rights or options.
(c) Corporate Events.  Prior to the consummation of any transaction pursuant to which holders of shares of Common Stock are entitled to receive securities or other assets with respect to or in exchange for shares of Common Stock, including a reclassification, exchange, substitution or reorganization (a “Corporate Event”), the Company shall make appropriate provision to ensure that each Holder will thereafter have the right to receive upon a conversion of all the Series D Preferred Shares held by such Holder, such securities and other assets (including cash) that such Holder would have been entitled to receive had such Holder converted its Series D Preferred Shares into Common Stock immediately prior to the consummation of such Corporate Event.  The provisions of this Section 10(c) shall apply similarly and equally to successive Corporate Events.
(d) Mechanics of Conversion.  No fractional shares of Common Stock shall be issued upon conversion of Series D Preferred Shares.  In lieu of any fractional shares to which the Holder would otherwise be entitled, the Company shall pay cash equal to such fraction multiplied by the then Fair Market Value of such fractional shares.  Before any Holder of Series D Preferred Shares shall be entitled to convert the same into full shares of Common Stock, and to receive certificates therefor, the Holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or of any Transfer Agent for the Series D Preferred Shares, and shall give written notice to the Company at such office that such Holder is converting the same; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon conversion unless either the certificates evidencing such Series D Preferred Shares are delivered to the Company or its Transfer Agent as provided above, or the Holder notifies the Company or its Transfer Agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates.

The Company shall, as soon as practicable after such delivery, or after such agreement and indemnification, issue and deliver at such office to such Holder of Series D Preferred Shares, a certificate or certificates for the number of shares of Common Stock to which such Holder shall be entitled as aforesaid (or the applicable book-entry account shall be created and/or noted as credited with such shares of Common Stock) and a check payable to the Holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock, plus any accrued and unpaid cash dividends on the converted Series D Preferred Shares.  Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of Series D Preferred Shares to be converted, and the Person or Persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.
(e) Reservation of Stock Issuable Upon Conversion.  The Company shall at all times after the Original Issue Date, reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Series D Preferred Shares, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding shares of the Series D Preferred Shares; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series D Preferred Shares, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including engaging in best efforts to obtain the requisite shareholder approval of any necessary amendment to this Statement of Designation or the Articles of Incorporation.
(f) Treasury Stock.  The number of shares of Common Stock outstanding at any given time shall not include shares owned or held, directly or indirectly, by or for the account of the Company.  The disposition of such shares of Common Stock shall be deemed a sale for the purpose of Section 10(b)(iii) hereof.
(g) Other Events. If any event occurs of the type contemplated by the foregoing provisions of this Section 10 but not expressly provided for by such provisions, then the Board of Directors will make an appropriate adjustment to the Conversion Price so as to protect the rights of the holders of the Series D Preferred Shares; provided, however, that no such adjustment will increase the Conversion Price as otherwise determined pursuant to this Section 10.
Section 11. Record Holders. To the fullest extent permitted by applicable law, the Company, the Registrar, the Transfer Agent and the Paying Agent may deem and treat the Holder of any Series D Preferred Shares as the true, lawful and absolute owner thereof for all purposes, and neither the Company nor the Registrar, the Transfer Agent or the Paying Agent shall be affected by any notice to the contrary.
Section 12. Notices. All notices or communications in respect of the Series D Preferred Shares shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in this Statement of Designation, in the Articles of Incorporation and Bylaws or by applicable law.

Section 13. Other Rights. The Series D Preferred Shares shall not have any voting powers, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth in this Statement of Designation or in the Articles of Incorporation or as provided by applicable law.

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IN WITNESS WHEREOF, the undersigned, being duly authorized thereto, does hereby affirm that this certificate is the act and deed of the Company and that the facts herein stated are true, and accordingly has hereunto set his hand this 6th day of September, 2024.
OCEANPAL INC. By: _/s/_Robert Perri _ Name: Robert Perri Title: Chief Executive Officer